Exhibit 99.1
EXHIBIT INDEX
99.1	Press release issued by the Company on January 27, 2010.
For Immediate Release
Date: January 27, 2010

Contacts:	J. Williar Dunlaevy	Paul H. Bruce
	Chairman & Chief Executive Officer	Chief Financial Officer

Phone:	413-445-3500	413-445-3513
Email:	bill.dunlaevy@legacybanks.com	paul.bruce@legacybanks.com
Legacy Bancorp, Inc. Reports Results for Quarter Ended December 31, 2009
PITTSFIELD, MASSACHUSETTS (January 27, 2009): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the holding company for Legacy Banks (the “Bank”), today reported a net loss of $3.8 million, or $0.48 per diluted share for the quarter ended December 31, 2009, as compared to a net loss of $451,000, or $0.06 per diluted share in the fourth quarter of 2008. Year to date, the Company has incurred a net loss of $7.8 million, or $0.98 per diluted share, as compared to net income of $1.4 million, or $0.18 per diluted share for the same period in 2008. The increase in net loss in the fourth quarter was primarily the result of higher net losses taken on the sale or writedown of investments, and an increase in the provision expense for loan losses. The year to date decrease is primarily a result of the charges taken on investments deemed to be other-than-temporarily-impaired (OTTI), increases in the net losses on the sales of securities and the provision expense for loan losses, and an increase in the Federal Deposit Insurance Corporation (FDIC) deposit insurance expense. The total shares outstanding resulted in a book value per share and tangible book value per share of $13.89 and $12.48, respectively, at December 31, 2009.
J. Williar Dunlaevy, Chief Executive Officer, commented “The challenges Legacy experienced in 2009 were directly related to the economic recession and the challenges faced by individuals and businesses throughout the country. Loss of employment is the driving factor for our regional economy, just as it is nationally. Painful as it is, we are objective and prudent in recognizing and valuing non-performing loans. The result is that in 2009 we increased our loan loss provisions substantially, and the overall reserve ratio is now 1.67%, the highest it has been in many quarters. Fortunately, actual loan charge-offs have been relatively low, and we continue to work problem loan situations very diligently.
“We have also responded to the economic environment by simplifying and strengthening our balance sheet. During the fourth quarter we determined that recovery of value in our private-label mortgage backed securities would be very unlikely for an extended period, if ever, and decided to liquidate those holdings. Our fixed income investment portfolio now primarily consists of municipal bonds, Government Agencies and Government Sponsored Enterprise (GSE) securities, including mortgage backed securities. We have also reduced our equity investment program. On the liability side of the balance sheet, we substantially reduced our borrowings, restructured other borrowings, and most importantly, grew our core deposits. We achieved deposit growth in 17 of our 19 offices.

“The increase in FDIC expense, both in regular premiums and the special assessment, was the single largest operating expense increase. Despite operating with two new branch offices for most of the year, we still achieved an overall reduction in salary and benefit expense.
“Legacy begins 2010 with strong capital, evidenced by a 12.8% capital to assets ratio, a strong loan loss reserve ratio, and a strengthened balance sheet. We will continue to work with our customers to successfully resolve their financial challenges. Our financial strengths also enable us to remain focused on seeking strategic growth opportunities.”
The Company’s total assets increased $1.6 million from $944.7 million at December 31, 2008 to $946.3 million at December 31, 2009. Within the overall asset balances, the gross loan portfolio, excluding loans held for sale, decreased by $38.1 million, or 5.4% in 2009. While the overall loan balance decreased, commercial real estate and other commercial loans increased by $14.7 million, or 5.2%, to $295.3 million. This increase was offset by a decrease in residential mortgage loans of $58.6 million, or 17.0%, as the majority of the residential mortgage activity was in the 30-year fixed rate category, a product which the Bank currently sells in the secondary market with servicing retained. Available for sale securities increased by $35.1 million or 26.5%, while cash and cash equivalents increased $6.6 million or 19.5% at December 31, 2009 as compared to the end of 2008.
Deposits have increased by $43.3 million, or 7.1%, to $651.4 million from a balance of $608.1 million at December 31, 2008. In March of 2009, the Bank closed on the acquisition of a single, full-service branch office located in Haydenville, Massachusetts, which resulted in the assumption of approximately $9.8 million of deposit liabilities. Although all deposit types have experienced growth in 2009, deposits increased primarily in certificates of deposit (CDs) which increased $19.5 million, or 7.2%, and in demand deposits which increased $8.7 million, or 13.1%. Advances from the Federal Home Loan Bank of Boston (FHLBB) have decreased by $37.5 million, or 19.0% , at December 31, 2009 as compared to the end of 2008 as the increase in overall deposits allowed the Bank to pay off high rate FHLBB borrowings as they matured during 2009.
Overall stockholders equity has decreased by $2.8 million, or 2.2%, in 2009. The decreases in equity due to the net loss of $7.8 million, the declaration of a dividend of $0.05 per share during each quarter of 2009, and the repurchase of 67,250 shares of common stock as part of the Stock Repurchase Plan announced in March 2009 were offset by the amortization of unearned compensation and a decrease in the unrealized loss on available-for-sale investment securities.
Overall nonperforming loans were $19.6 million at December 31, 2009, an increase of $12.0 million as compared to the prior year end, with $3.6 million of this increase being in residential mortgages and $8.2 million in commercial real estate loans. Nonperforming assets as a ratio to total assets was 2.20% at December 31, 2009 as compared to 0.80% at December 31, 2008. Legacy is, and always has been, diligent in evaluating its loan portfolio, especially given current economic conditions. In 2009 the loan loss provision expense was $4.9 million which represents an increase of $3.4 million as compared to the same period in 2008. This increase in 2009 was a reflection of both the difference in the amount of and mix of loan growth for the period, a continuous review and analysis of current market and economic conditions by management, as well as higher specific reserves established against certain loans in 2009. The allowance for loan losses to total loans was 1.67% at December 31, 2009, as compared to 0.95% at December 31, 2008.
The Company’s net interest income decreased by $624,000, or 8.6%, in the fourth quarter, and by $392,000, or 1.4% year to date as compared to the same periods in 2008. The net interest margin (NIM) was 3.05% for the three months ended December 31, 2009, a decrease of 34 basis points from the fourth quarter of 2008, and a decrease of 14 basis points from the third quarter of 2009. For 2009 the NIM was 3.13%, a decrease of 14 basis points from 2008 as interest rate changes and the increase in non-performing assets have each contributed to margin compression.
Non-interest income for the fourth quarter totaled a net charge of $2.3 million, a decrease of $1.6 million from the same period of 2008. Year to date, non-interest income totaled a net charge of $4.6 million, as compared to income of $2.4 million in 2008. The primary cause of the decrease in both periods was an increase in the amount of losses on the sale or writedown of certain investments. The Bank incurred $571,000 of OTTI charges through earnings in the fourth quarter, and $7.2 million year to date on certain bonds, equities and limited partnership investments as compared to OTTI charges of $2.3 million and $3.6 million in the same periods in 2008. Additionally, in the fourth quarter in 2009 the Bank incurred a net loss on the sale of securities in the amount of $3.3 million, with most of this loss coming from the disposal of the Bank’s remaining portfolio of private-label mortgage backed securities. In 2009, the Bank also had decreases in fees from customers and insurance and investment products, offset by an increase on the gain on sale of mortgages.
Operating expenses increased by $796,000 or 12.6%, for the fourth quarter of 2009 as compared to the same period of 2008 and by $2.2 million, or 8.5%, year to date. New full-service denovo branches opened in July 2008 in Albany, New York and in January 2009 in Latham, New York, as well as the Haydenville branch office acquired in the first quarter of 2009 contributed to increases in occupancy and equipment, data processing, advertising and other general and administrative expenses. Additionally, changes in the deposit insurance assessment formula by the FDIC resulted in an expense of $301,000 in the fourth quarter and $1.5 million for all of 2009 as compared to an expense of $112,000 and $193,000, respectively in the same periods of 2008. The 2009 expense includes the special assessment of $423,000 expensed during the second quarter.
The Company’s 2009 effective income tax benefit associated with the net operating loss was partially offset in the fourth quarter by an increase of $1.4 million to the deferred tax asset valuation reserve associated with the Company’s charitable contribution and capital loss carryforwards. As a result of the increase in operating expenses, the Company’s core efficiency ratio (reported efficiency ratio net of the effect of non-core adjustments) for the quarter has increased to 85.0% from 70.1% in the fourth quarter of 2009. Year to date, the core efficiency ratio increased to 83.7% in 2009 from 77.5% in 2008.

CONFERENCE CALL
J. Williar Dunlaevy, Chairman and Chief Executive Officer, and Paul H. Bruce, Chief Financial Officer, will host a conference call at 3:00 p.m. (Eastern Time) on Thursday January 28, 2010. Persons wishing to access the conference call may do so by dialing 877-407-0778. Replays of the conference call will be available beginning January 28, 2010 at 6:00 p.m. (Eastern Time) through February 4, 2010 at 11:59 p.m. (Eastern Time) by dialing 877-660-6853 and using Account #286 and Conference ID #341357 (both numbers are needed to access the replay).
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures, such as core efficiency ratio, provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of non-GAAP to GAAP financial measures is included in the accompanying financial tables, elsewhere in this report.

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	December 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS

Cash and due from banks	$11,281	$13,245
Short-term investments	28,874	20,350

Cash and cash equivalents	40,155	33,595

Securities — Available for sale	167,426	132,357
Securities — Held to maturity	97	97
Restricted equity securities and other investments — at cost	17,193	20,185
Loans held for sale	706	—
Loans, net of allowance for loan losses of $11,089 in 2009 and $6,642 in 2008	652,628	695,264
Premises and equipment, net	19,568	19,770
Accrued interest receivable	3,306	3,633
Goodwill, net	9,730	9,687
Net deferred tax asset	10,202	10,023
Bank-owned life insurance	16,263	15,551
Other assets	7,796	4,495
Foreclosed assets	1,195	—

	$946,265	$944,657

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$75,232	$66,545
Interest-bearing	576,146	541,543

Total deposits	651,378	608,088

Securities sold under agreements to repurchase	6,386	5,238
Federal Home Loan Bank advances	160,352	197,898
Mortgagors’ escrow accounts	1,058	1,015
Accrued expenses and other liabilities	5,724	8,276

Total liabilities	824,898	820,515

Commitments and contingencies

Stockholders’ Equity
Preferred Stock ($.01 par value, 10,000,000 shares authorized, none issued or outstanding)	—	—
Common Stock ($.01 par value, 40,000,000 shares authorized and 10,308,600 issued at December 31, 2009 and 2008; 8,734,712 outstanding at December 31, 2009 and 8,781,912 outstanding at December 31, 2008)	103	103
Additional paid-in-capital	102,653	102,475
Unearned Compensation — ESOP	(7,322)	(8,055)
Unearned Compensation — Equity Incentive Plan	(2,078)	(2,727)
Retained earnings	49,133	58,534
Accumulated other comprehensive income (loss)	711	(4,722)
Treasury stock, at cost (1,573,888 shares at December 31, 2009 and 1,526,688 shares at December 31, 2008)	(21,833)	(21,466)

Total stockholders’ equity	121,367	124,142

	$946,265	$944,657

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Interest and dividend income:
Loans	$9,371	$10,476	$38,849	$41,944
Securities:
Taxable	1,390	1,864	6,302	7,615
Tax-Exempt	167	149	656	526
Short-term investments	2	4	11	242

Total interest and dividend income	10,930	12,493	45,818	50,327

Interest expense:
Deposits	2,611	3,099	11,071	14,421
Federal Home Loan Bank advances	1,649	2,088	7,210	7,945
Other borrowed funds	15	27	67	99

Total interest expense	4,275	5,214	18,348	22,465

Net interest income	6,655	7,279	27,470	27,862
Provision for loan losses	2,549	890	4,883	1,465

Net interest income after provision for loan losses	4,106	6,389	22,587	26,397

Non-interest income:
Customer service fees	730	767	2,870	3,202
Portfolio management fees	284	286	1,007	1,141
Income from bank owned life insurance	292	245	710	714
Insurance, annuities and mutual fund fees	45	51	129	198
Gain (loss) on sales of securities, net	(3,273)	50	(3,032)	356
Impairment losses on securities, net	(571)	(2,285)	(7,235)	(3,550)
Gain on sales of loans, net	135	134	860	255
Miscellaneous	45	47	78	91

Total non-interest income	(2,313)	(705)	(4,613)	2,407

Non-interest expenses:
Salaries and employee benefits	3,411	3,092	13,754	14,027
Occupancy and equipment	919	871	3,921	3,625
Data processing	635	729	2,659	2,627
Professional fees	319	304	1,083	842
Advertising	333	235	1,405	1,121
FDIC deposit insurance	301	112	1,491	193
Other general and administrative	1,217	996	4,519	4,149

Total non-interest expenses	7,135	6,339	28,832	26,584

Income (loss) before income taxes	(5,342)	(655)	(10,858)	2,220

Provision (benefit) for income taxes	(1,527)	(204)	(3,060)	776

Net income (loss)	$(3,815)	$(451)	$(7,798)	$1,444

Earnings (loss) per share
Basic	$(0.48)	$(0.06)	$(0.98)	$0.18
Diluted	$(0.48)	$(0.06)	$(0.98)	$0.18

Weighted average shares outstanding
Basic	7,966,446	7,900,759	7,977,363	8,058,594
Diluted	7,966,446	7,900,759	7,977,363	8,082,498

LEGACY BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA
(Dollars in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Financial Highlights:
Net interest income	$6,655	$7,279	$27,470	$27,862
Net income (loss)	(3,815)	(451)	(7,798)	1,444
Per share data:
Earnings (loss) — basic	(0.48)	(0.06)	(0.98)	0.18
Earnings (loss) — diluted	(0.48)	(0.06)	(0.98)	0.18
Dividends declared	0.05	0.05	0.20	0.20
Book value per share — end of period	13.89	14.14	13.89	14.14
Tangible book value per share — end of period	12.48	12.74	12.48	12.74

Ratios and Other Information:
Return (loss) on average assets	(1.61)%	(0.19)%	(0.82)%	0.16%
Return (loss) on average equity	(12.13)%	(1.44)%	(6.20)%	1.11%
Net interest rate spread (1)	2.71%	2.98%	2.78%	2.80%
Net interest margin (2)	3.05%	3.39%	3.13%	3.27%
Efficiency ratio (3)	85.0%	70.1%	84.9%	77.5%
Average interest-earning assets to average interest-bearing liabilities	117.24%	117.01%	116.87%	117.89%

At period end:
Stockholders’ equity	$121,367	$124,142
Total assets	946,265	944,657
Equity to total assets	12.8%	13.1%
Non-performing assets to total assets	2.20%	0.80%
Non-performing loans to total loans	2.96%	1.08%
Allowance for loan losses to non-performing loans	56.64%	87.99%
Allowance for loan losses to total loans	1.67%	0.95%
Number of full service offices	19	17

(1)	The net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets other than the amortization of mortgage servicing rights, divided by the sum of net interest income (before the loan loss provision) plus non-interest income (excluding net gains or losses on the sale or impairment of securities).

Analysis of Net Interest Margin — Fourth Quarter

	Three Months Ended December 31, 2009			Three Months Ended December 31, 2008
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$658,100	$9,371	5.70%	$693,189	$10,476	6.05%
Investment securities	196,888	1,557	3.16%	157,846	2,013	5.10%
Short-term investments	17,088	2	0.05%	8,080	4	0.20%

Total interest-earning assets	872,076	10,930	5.01%	859,115	12,493	5.82%
Non-interest-earning assets	73,540			70,265

Total assets	$945,616			$929,380

Interest-bearing liabilities:
Savings deposits	$50,674	37	0.29%	$48,628	48	0.39%
Relationship savings	125,059	355	1.14%	120,742	564	1.87%
Money market	63,813	139	0.87%	54,116	262	1.94%
NOW accounts	44,096	39	0.35%	41,093	52	0.51%
Certificates of deposits	289,687	2,042	2.82%	258,987	2,173	3.36%

Total interest-bearing deposits	573,329	2,611	1.82%	523,566	3,099	2.37%
Borrowed funds	170,523	1,664	3.90%	210,660	2,115	4.02%

Total interest-bearing liabilities	743,852	4,275	2.30%	734,226	5,214	2.84%
Non-interest-bearing liabilities	75,977			69,846

Total liabilities	819,829			804,072
Equity	125,787			125,308

Total liabilities and equity	$945,616			$929,380

Net interest income		$6,655			$7,279

Net interest rate spread (3)			2.71%			2.98%

Net interest-earning assets (4)	$128,224			$124,889

Net interest margin (5)			3.05%			3.39%
Average interest-earning assets to interest-bearing liabilities			117.24%			117.01%

(1)	Yields and rates for the three months ended December 31, 2009 and 2008 are annualized.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the three months ended December 31, 2009 and 2008.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Analysis of Net Margin — Full Year:

	Twelve Months Ended December 31, 2009			Twelve Months Ended December 31, 2008
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$675,661	$38,849	5.75%	$676,222	$41,944	6.20%
Investment securities	181,642	6,958	3.83%	164,242	8,141	4.96%
Short-term investments	19,165	11	0.06%	11,265	242	2.15%

Total interest-earning assets	876,468	45,818	5.23%	851,729	50,327	5.91%
Non-interest-earning assets	73,378			67,973

Total assets	$949,846			$919,702

Interest-bearing liabilities:
Savings deposits	$50,724	170	0.34%	$49,936	203	0.41%
Relationship savings	123,297	1,595	1.29%	121,990	2,557	2.10%
Money market	65,602	684	1.04%	58,052	1,371	2.36%
NOW accounts	43,527	173	0.40%	41,378	218	0.53%
Certificates of deposits	282,730	8,449	2.99%	259,439	10,072	3.88%

Total interest-bearing deposits	565,880	11,071	1.96%	530,795	14,421	2.72%
Borrowed funds	184,081	7,277	3.95%	191,708	8,044	4.20%

Total interest-bearing liabilities	749,961	18,348	2.45%	722,503	22,465	3.11%
Non-interest-bearing liabilities	74,007			67,643

Total liabilities	823,968			790,146
Equity	125,878			129,556

Total liabilities and equity	$949,846			$919,702

Net interest income		$27,470			$27,862

Net interest rate spread (3)			2.78%			2.80%

Net interest-earning assets (4)	$126,507			$129,226

Net interest margin (5)			3.13%			3.27%
Average interest-earning assets to interest-bearing liabilities			116.87%			117.89%

(1)	Yields and rates for the twelve months ended December 31, 2009 and 2008 are actual.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the twelve months ended December 31, 2009 and 2008.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Loan Portfolio Composition:

	At December 31, 2009		At December 31, 2008
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Mortgage loans on real estate:
Residential	$285,618	43.12%	$344,235	49.15%
Commercial	263,896	39.85	246,374	35.18
Home equity	69,625	10.51	63,138	9.01

	619,139	93.48	653,747	93.34

Other loans:
Commercial	31,373	4.74	34,242	4.89
Consumer and other	11,791	1.78	12,386	1.77

	43,164	6.52	46,628	6.66

Total loans	662,303	100.00%	700,375	100.00%

Other Items:
Net deferred loan costs	1,414		1,531
Allowance for loan losses	(11,089)		(6,642)

Total Loans, net	$652,628		$695,264

Nonperforming Loans:

	At December 31,	At December 31,
	2009	2008
	(Dollars in Thousands)
Non-accrual loans:
Residential mortgage	$4,822	$1,190
Commercial mortgage	13,942	5,777
Commercial	743	410
Home equity, consumer and other	71	172

Total non-accrual loans	19,578	7,549

Loans greater than 90 days delinquent and still accruing:
Residential mortgage	—	—
Commercial mortgage	—	—
Commercial	—	—
Home equity, consumer and other	—	—

Total loans 90 days delinquent and still accruing	—	—

Total non-performing loans	19,578	7,549

Other real estate owned	1,195	—

Total non-performing assets	$20,773	$7,549

Troubled debt restructurings	$10,792	$—

Ratios:
Non-performing loans to total loans	2.96%	1.08%
Non-performing assets to total assets	2.20%	0.80%

Securities and Other Investment Portfolio Composition:

	At December 31, 2009		At December 31, 2008
	Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value
	(Dollars in Thousands)
Securities available for sale:
Government-sponsored enterprises (GSE)	$80,393	$79,976	$36,459	$36,832
Municipal bonds	17,521	17,875	15,876	15,632
Corporate bonds and other obligations	1,321	1,351	363	363
GSE mortgage-backed securities	63,216	64,139	51,679	52,490
Private issue mortgage-backed securities	—	—	28,588	21,496

Total debt securities	162,451	163,341	132,965	126,813

Common stock	3,239	4,085	6,314	5,544

Total securities available for sale	165,690	167,426	139,279	132,357

Securities held to maturity:

Other bonds and obligations	97	97	97	97

Restricted equity securities and other investments:
Federal Home Loan Bank of Boston stock	10,932	10,932	10,932	10,932
Savings Bank Life Insurance	1,709	1,709	1,709	1,709
Real estate partnerships	4,397	4,397	7,360	7,360
Other investments	155	155	184	184

Total restricted equity securities and other investments	17,193	17,193	20,185	20,185

Total securities	$182,980	$184,716	$159,561	$152,639

Deposit Accounts Composition:

	At December 31, 2009		At December 31, 2008
	Balance	Percent	Balance	Percent
	(Dollars in Thousands)
Deposit type:
Demand	$75,232	11.55%	$66,545	10.94%
Regular savings	49,883	7.66	46,946	7.72
Relationship savings	125,328	19.24	121,376	19.96
Money market deposits	63,077	9.68	60,174	9.89
NOW deposits	48,546	7.45	43,206	7.11

Total transaction accounts	362,066	55.58	338,247	55.62

Term certificates less than $100,000	174,284	26.76	162,739	26.76
Term certificates $100,000 or more	115,028	17.66	107,102	17.62

Total certificate accounts	289,312	44.42	269,841	44.38

Total deposits	$651,378	100.00%	$608,088	100.00%

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring, adjustments to deferred tax valuation reserves, and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net Income (loss) (GAAP)	$(3,815)	$(451)	$(7,798)	$1,444

Less: (Gain) loss on sale or impairment of securities, net	3,844	2,235	10,267	3,194
Add: FDIC deposit insurance special assessment	—	—	423	—
Adjustment: Income taxes related to non- recurring adjustments noted above	(1,173)	(696)	(3,261)	(1,117)
Adjustment to deferred tax valuation reserve	1,409	125	1,409	125

Net Income (Core)	$265	$1,213	$1,040	$3,646

Efficiency Ratio (As Reported)	85.0%	70.1%	84.9%	77.5%
Effect of gain or loss on sale or impairment of securities, net	—	—	—	—
Effect of FDIC deposit insurance special assessment	—	—	(1.2)

Efficiency Ratio (Core)	85.0%	70.1%	83.7%	77.5%